                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                       National Presto Industries, Inc.
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
                        NATIONAL PRESTO INDUSTRIES, INC.
                           EAU CLAIRE, WISCONSIN 54703
                                  APRIL 2, 1999


Dear Shareholder:

     Enclosed with this letter you will find the notice of our Annual Meeting of Stockholders, which will be held at our offices in Eau Claire on May 18, 1999.

     We sincerely hope that you will be able to be present to meet the management of your company, see the new products that will be displayed at the meeting, and cast your vote for the election of directors and against the three stockholder proposals described in the proxy statement. If, however, you find that you are unable to attend the meeting in person, we urge that you participate by voting your stock by proxy. You may cast your vote by signing and returning the enclosed proxy card.

     On March 29, 1999, we mailed you our annual report for 1998, which contained a description of our business and also included audited financial statements for that year. Enclosed with this letter is a proxy statement which contains information regarding the annual meeting and the business to be conducted thereat.

     We are always pleased to hear from our shareholders, and if you cannot be present in person at the meeting, we would be happy to have your letters expressing your viewpoints on our products and business or to answer any questions that you might have regarding your company.







                  [SIG]                                                 [SIG]
                President                                              Chairman

                        NATIONAL PRESTO INDUSTRIES, INC.
                             3925 NORTH HASTINGS WAY
                           EAU CLAIRE, WISCONSIN 54703

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



TO THE STOCKHOLDERS OF NATIONAL PRESTO INDUSTRIES, INC.:

     The Annual Meeting of Stockholders of National Presto Industries, Inc., will be held at the offices of the Company, 3925 North Hastings Way, Eau Claire, Wisconsin 54703, on Tuesday, May 18, 1999, at 2:00 p.m., for the following purposes:

           (a) to elect two directors for three year terms ending in 2002 and until their successors are elected and qualified;

           (b) to consider and act upon the three stockholder proposals as set forth in the proxy statement; and

           (c) to transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 10, 1999, will be entitled to vote at the meeting and any adjournment thereof.




                                                     James F. Bartl
                                                     Secretary


April 2, 1999

STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS. PLEASE USE THE ENCLOSED ENVELOPE IN RETURNING YOUR PROXY.

                        NATIONAL PRESTO INDUSTRIES, INC.
                             3925 NORTH HASTINGS WAY
                           EAU CLAIRE, WISCONSIN 54703

                                 PROXY STATEMENT


            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 1999

     The accompanying proxy is solicited by the Board of Directors of National Presto Industries, Inc. (the "Company"), for use at the annual meeting of stockholders to be held May 18, 1999 (the "Annual Meeting"), and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting and at any adjournment thereof. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke that proxy; the proxy may be revoked by a later dated proxy or notice to the Secretary at the meeting.

     At the Annual Meeting stockholders will be asked to:

            (a) elect two directors for three year terms ending in 2002 and until their successors are elected and qualified;

            (b) consider and act upon the three stockholder proposals as set forth in the proxy statement; and

            (c) transact such other business as may properly come before the meeting.

     Only stockholders of record as of the close of business on March 10, 1999, will be entitled to vote at the Annual Meeting. The presence in person or by proxy of holders of a majority of the shares of stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. The approximate date on which this proxy statement and form of proxy were first mailed to stockholders is April 2, 1999.

     Shares voted as "withhold authority to vote" as to directors, and "abstain" as to other matters, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting and as unvoted, although present and entitled to vote, for purposes of electing directors or voting on other matters, as applicable. Consequently, a "withhold" or "abstain" vote will have the same effect as a negative vote. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be counted as shares that are present and entitled to vote with respect to that matter.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company has outstanding only common stock of which 7,359,478 shares were outstanding and entitled to vote as of the close of business on the record date, March 10, 1999. Each of the 7,359,478 outstanding shares of common stock is entitled to one vote and there is no cumulative voting.

     The following table sets forth information provided to the Company as to beneficial ownership of the Company's common stock, as of the record date by (i) the only shareholders known to the Company to hold 5% or more of such stock,
(ii) each of the directors and executives of the Company named in the Summary Compensation Table, and (iii) all directors and officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.


                                                      AMOUNT AND NATURE               PERCENT OF
          BENEFICIAL OWNER                         OF BENEFICIAL OWNERSHIP           COMMON STOCK
          ----------------                         -----------------------           ------------
          Maryjo Cohen                                 2,009,632 (1)(2)                 27.3%
          3925 N. Hastings Way
          Eau Claire, WI 54703

          Melvin S. Cohen                                447,353 (1)(3)                  6.1%
          3925 N. Hastings Way
          Eau Claire, WI 54703

          Bank One Corporation                           423,726 (4)                     5.8%
          One First National Plaza
          Chicago, IL 60670

          James F. Bartl                                  61,726 (5)                     ---- (6)
          Donald E. Hoeschen                                 457                         ---- (6)
          Richard F. Anderl                                1,599                         ---- (6)
          John M. Sirianni                                   700                         ---- (6)
          Michael J. O'Meara                                 100                         ---- (6)
          Richard N. Cardozo                                ----                         ----
          All officers and directors as a group        2,135,554 (7)                     29.0%

(1) Includes 111,375 shares owned by the L. E. Phillips Family Foundation, Inc. (the "Phillips Foundation"), a private charitable foundation of which the named person is an officer and/or director and as such exercises shared voting and investment powers.

(2) Includes 1,669,664 shares held in a voting trust described in the section below captioned "Voting Trust Agreement," for which Ms. Cohen has sole voting power, and 228,593 shares owned by pension and retirement trusts of the Company or affiliates, and private charitable foundations (other than the Phillips Foundation) and family member trusts of which Ms. Cohen is a co-trustee, officer or director, and as such exercises shared voting and investment powers.

    (Footnotes continued on next page.)

(3) Includes 335,978 shares owned by pension and retirement trusts of the Company or affiliates, charitable trusts and private charitable foundations (other than the Phillips Foundation) of which Mr. Cohen is a co-trustee, officer or director, and as such exercises shared voting and investment powers. Does not include 874,231 shares held in a voting trust described in the section below captioned "Voting Trust Agreeement," for which Mr. Cohen holds voting trust certificates. Pursuant to the voting trust, Mr. Cohen does not have the power to vote or dispose of such shares.
(4) Based on February 1, 1999, Schedule 13G filing with the Securities and Exchange Commission.
(5) Includes 46,539 shares held by pension and retirement trusts of the Company or affiliates for which Mr. Bartl is a co-trustee and as such exercises shared voting and investment powers.
(6) Represents less than 1% of the outstanding shares of common stock of the Company.
(7) Includes options for 1,250 shares currently exercisable by five officers under the National Presto Industries, Inc. 1988 Stock Option Plan.

     The information contained in the foregoing footnotes is for explanatory purposes only, and the persons named in the foregoing table disclaim beneficial ownership of shares owned or held in trust for any other person, including family members, trusts, or other entities with which they may be associated. Stock ownership information contained in this Proxy Statement was obtained from the Company's shareholder records, filings with governmental authorities, or from the named directors and officers.

     Based upon a review of Forms 3, 4 and 5 and any amendments thereto pursuant to Section 16 of the Securities and Exchange Act of 1934, the Company believes all such forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 1998.

VOTING TRUST AGREEMENT

     The two individual beneficial owners listed in the foregoing table, and eight other persons comprising extended family members and related trusts, have entered into a voting trust agreement with respect to the voting of an aggregate of 1,669,664 shares of common stock of the Company. The voting trust agreement will terminate on December 4, 2009, unless sooner terminated by the voting trustee or unanimous written consent of all the parties to the voting trust agreement. The voting trustee under the agreement is Maryjo Cohen. Under the agreement, the voting trustee exercises all rights to vote the shares subject to the voting trust with respect to all matters presented for shareholder action.

                             NOMINEES AND DIRECTORS

     Two directors are to be elected at the Annual Meeting for a term of three years. The Articles of Incorporation and the Bylaws of the Company provide for six directors, divided into three classes of two members each. At each annual meeting, successors of the class whose term of office expires in that year are elected for a three-year term. The two nominees who receive the highest number of votes will be elected directors of the Company for the three-year term commencing at the Annual Meeting. The Board of Directors propose as nominees Mr. James F. Bartl, Executive Vice President, Secretary, and Resident Counsel of the Company, and Mr. Michael J. O'Meara, Chairman of the Board, Peoples National Bank, Eau Claire, Wisconsin, whose terms expire at the meeting.

     Unless otherwise directed, the proxies solicited by the Board of Directors will be voted for the election as directors of the nominees named above. The Company believes that each nominee named above will be able to serve; but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.



                  INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following table provides information as to the directors and nominees of the Company.

                                         PRINCIPAL OCCUPATION;                         DIRECTOR'S
                                          BUSINESS EXPERIENCE              DIRECTOR     TERM TO
DIRECTOR                      AGE            PAST 5 YEARS                    SINCE       EXPIRE
-------------------           ---      -------------------------           --------   -----------
James F. Bartl*               58       Executive Vice President,             1995         1999
                                       Secretary and Resident
                                       Counsel of the Company

Michael J. O'Meara*           48       Chairman of the Board,                1996         1999
                                       People's National Bank,
                                       Eau Claire, Wisconsin(1)

Melvin S. Cohen               81       Chairman of the                       1949         2000
                                       Board of the
                                       Company

Maryjo Cohen                  46       President and Chief                   1988         2000
                                       Executive Officer
                                       of the Company(2)


John M. Sirianni              40       Managing Director-                    1992         2001
                                       Investments, Piper
                                       Jaffray Inc.

Richard N. Cardozo            63       Carlson Chair in                      1998         2001
                                       Entrepreneurial Studies/
                                       Professor of Marketing,
                                       University of Minnesota

*Nominee

-------------------
(1) Mr. O'Meara is also a director of People's National Bank.

(2) Ms. Cohen is the daughter of Mr. Cohen.

     The Company has an Audit Committee but does not have a nominating or compensation committee. The Audit Committee consists of Messrs. Sirianni and O'Meara. During 1998, the Audit Committee held two meetings. The principal function of the committee is to review the annual financial statements of the Company prior to their submission to the Board of Directors. The Audit Committee also has authority to consider such other matters in relation to the internal and external audit of the Company's accounts and in relation to its financial affairs as the committee may determine to be desirable. The Audit Committee members reviewed and ratified the nature and extent of the services to be provided by Grant Thornton LLP, including services rendered in 1998, the costs and fees for such services and the effect of such fee arrangements on the independence of the auditors. During 1998, there were three Board of Directors meetings. Directors of the Company, other than those who are also executive officers, currently receive $1000 for each Board and $275 for each Audit Committee meeting attended. Executive officers are not compensated for services as Board members.


                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning annual compensation paid by the Company to the Company's chief executive officer and each of the four highest paid executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                           ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR            SALARY            BONUS       COMPENSATION(1)
----------------------------              ----         ----------        ----------     ---------------
Melvin S. Cohen                           1998         $  107,200        $   23,525      $   - 0 -
   Chairman of the Board                  1997            107,200            23,525          - 0 -
                                          1996            107,200            48,525          - 0 -

Maryjo Cohen                              1998         $   64,000        $  206,000      $   3,200
   President, Chief Executive             1997             64,000           206,000          1,600
   Officer and Director                   1996             64,000           196,000          1,500

James F. Bartl                            1998         $   44,600        $  170,400      $   3,200
   Executive Vice President, Secretary,   1997             44,600           160,400          1,600
   Resident Counsel and Director          1996             44,600           150,400          1,500

Donald E. Hoeschen                        1998         $   41,370        $  116,500      $   3,007
   Vice President-Sales                   1997             37,204           109,000          1,368
                                          1996             31,370            99,000          - 0 -

Richard F. Anderl                         1998         $   45,000        $   80,000      $   2,400
   Vice President-Engineering             1997             45,000            75,000          1,150
                                          1996             45,000            70,000          1,100

(1) The amounts shown in this column are matching contributions made by the Company for executive officers participating in its 401(k) Plan.




                  AGGREGATE OPTION EXERCISE IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                           OPTIONS AT             IN-THE-MONEY OPTIONS
                        SHARES                          FISCAL YEAR-END (#)      AT FISCAL YEAR-END ($)
                      ACQUIRED ON       VALUE       --------------------------  -------------------------
NAME                 EXERCISE (#)    REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
------------------   -------------   ------------   --------------------------  -------------------------
Richard F. Ander(l)        - 0 -           - 0 -                250 / 0                    688 / 0

Donald E. Hoeschen         - 0 -           - 0 -                250 / 2,000              1,438 / 11,500


PENSION PLAN

     The Company maintains a qualified defined benefit pension plan (the "Plan") in which executive officers of the Company (other than Mr. Cohen) participate. Upon retirement, participants may elect one of the Plan's payment options, including an annuity or lump sum distribution. A participant's remuneration covered by the Plan is his or her average compensation for the highest five consecutive calendar years of service, or in the case of a participant who has been employed for less than five full calendar years, the average is based upon the number of completed years of employment with the Company. It is estimated that the executive officers listed above (excluding Mr. Cohen, who received a lump sum pension distribution in 1988) will receive at their normal retirement date (age 65) a maximum annual benefit of $30,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As described below in the report on executive compensation, members of the Board of Directors determine the compensation of the executive officers of the Company. This includes the compensation of those executive officers who also serve as directors, namely, Melvin S. Cohen, Chairman of the Board, Maryjo Cohen, President and Chief Executive Officer, and James F. Bartl, Executive Vice President, Secretary and Resident Counsel. The Company's Chief Executive Officer and other executive officers who also serve on the Board of Directors do not participate in any decisions regarding their own compensation.

     Executive officers of the Company, including Messrs. Cohen and Bartl and Ms. Cohen, also serve as directors and executive officers of the Company's subsidiaries. Mr. Sirianni is a Managing Director-Investments of Piper Jaffray Inc. The Company has purchased marketable securities during 1998 in transactions through brokerage firms, including Piper Jaffray Inc. In the opinion of the Board, Mr. Sirianni is independent of management and his business relationship with the Company, which is not material, would not interfere with his exercise of independent judgement as an Audit Committee member.

     The Company expects to continue to utilize the brokerage services of Piper Jaffray Inc. during 1999. The Company believes that the terms and conditions of its relationship with Piper Jaffray Inc. are as favorable as those that could have been obtained from other entities providing similar services.

BOARD REPORT ON EXECUTIVE COMPENSATION

     Decisions on executive compensation are made by the Board of Directors. There is no separate compensation committee. Salaries and bonus compensation are reviewed annually at or near the end of the Company's fiscal year.

     Historically the Company has maintained salaries at a level that is considered to be below salaries for executives of comparable companies. This provides a more conservative approach to base compensation if the Company experiences significant adverse operating results that the Board of Directors believes should result in a reduction in total compensation. Salaries historically have been supplemented by amounts characterized as bonus compensation, which is paid in cash as described in the above table. The Board considers, however, salaries and bonuses together to determine if total compensation, irrespective of how characterized, is reasonably related to the services provided.

     The Company has not relied upon stock incentives as a principal part of its compensation program for its executives. However, the Company has made available stock purchase arrangements for executive officers. The last such arrangement for any of the executive officers named in the foregoing table was in 1997.

     The Board believes that the total salary and bonus compensation paid to its executives is appropriate in relationship to the size and nature of the Company's business, total compensation of other executives of similar businesses, the longevity of such officers' service with the Company, the limited number of senior executives employed by the Company and the results that have been achieved by its management group (bonuses are not based upon a percentage or other formula utilizing revenues, income or other financial data as predicates). No compensation or other consultant has been retained by the Board to evaluate executive compensation. The Board does consider, however, data generally made available on executive compensation by such organizations.

     The Company has utilized the salary and discretionary bonus approach described above for more than 25 years and no change in this compensation approach is currently being considered. Because of their substantial stock ownership, the interests of Mr. Cohen and Ms. Cohen, the Company's two senior officers, are substantially related to the interests of all stockholders. Mr. Bartl also has material stock interests in relation to his compensation level. Further, stock-based compensation is not deemed by the Board to be necessary or appropriate.

     The basis for the compensation of Ms. Cohen as President and Chief Executive Officer is determined in the same manner as the compensation for the other executive officers. In May 1994, Ms. Cohen, who has been a full-time employee of the Company since 1976, an officer since 1983, and President since 1989, assumed the added responsibilities of Chief Executive and Financial Officer. As noted in the foregoing table, there was an increase in total compensation in 1997 for Ms. Cohen, which was attributed to her overall performance on behalf of the Company. The Board considered, in establishing Ms. Cohen's compensation, her demonstrated competence over many years, the scope of responsibilities assumed and her expertise in a variety of significant niches within the business. No specific weight was assigned to any of these factors and, as in the case of other executives, no formula is utilized for determining bonus compensation.

     In 1993, Section 162(m) of the Internal Revenue Code was adopted which, beginning in 1994, imposes an annual deduction limitation of $1.0 million on the compensation of certain executive officers of publicly held companies. The Board of Directors does not believe that the Section 162(m) limitation will materially affect the Company in the near future based on the level of the compensation of the executive officers. If the limitation would otherwise apply, the Board of Directors could defer payment of a portion of the bonus to remain under the $1.0 million annual deduction limitation.

     Submitted by the Company's Board of Directors:

        Melvin S. Cohen           James F. Bartl             Michael J. O'Meara
        Maryjo Cohen              John M. Sirianni           Richard N. Cardozo

PERFORMANCE GRAPH

     The performance graph below compares cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's 500 Composite Index (the "S&P 500 Index"), the Bridge Information Systems, Inc. Index (the "Bridge Index"), and a Peer Group comprised of small appliance industry competitors (the "Peer Group"). The Company has elected to replace the Bridge Index with the Peer Group as the industry index for purposes of future performance graphs. Management believes that the Peer Group is more representative of companies that compete with the Company in the small appliance industry than the Bridge Index, which also includes major appliance manufacturers that are more representative of the broader household appliance industry. The companies comprising the Bridge Index and the Peer Group are set forth at the bottom of this page.


             FIVE-YEAR TOTAL RETURN COMPARISON OF NATIONAL PRESTO,
                  S&P 500 INDEX, BRIDGE INDEX, AND PEER GROUP
                                     [GRAPH]

                                                                  DECEMBER 31,
                                              1993     1994      1995     1996       1997       1998
                                              ----     ----      ----     ----       ----       ----
National Presto Industries, Inc.             100.0      89.9      90.2    89.0        99.3      112.5
S&P 500 Index                                100.0     101.4     139.5   172.0       229.5      295.9
Bride Index                                  100.0      86.5      86.3    90.1       124.9      112.6
Peer Group                                   100.0     110.5      77.1   116.8       176.7       52.6

Assumes $100 invested on December 31, 1993, in National Presto Industries, Inc. Common Stock, the S&P 500 Index, the Bridge Index and the Peer Group. Total return assumes reinvestment of dividends.

BRIDGE INDEX COMPANIES: Craftmade International, Inc., Dynamics Corporation of America, Maytag Corporation, National Presto Industries, Inc., Royal Appliance Mfg. Co., Singer Company, N.V., Sunbeam Corporation, Toastmaster, Inc., Whirlpool Corporation, Windmere Durable Holdings Inc.

PEER GROUP COMPANIES: National Presto Industries, Inc., Rival Company, Salton, Inc., Sunbeam Corporation, Toastmaster, Inc., Windmere Durable Holdings, Inc.

                              STOCKHOLDER PROPOSALS


STOCKHOLDER PROPOSAL NO. 1


Management has been advised that Ms. Ruthellen Miller, 23 Park Circle, Great Neck, NY 11024, owner of 100 shares of the Company's common stock, intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present or in person by proxy entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

                            MAXIMIZE VALUE RESOLUTION

     Resolved that the shareholders of National Presto Industries, Inc. Corporation urge the National Presto Industries, Inc. Board of Directors to arrange for the prompt sale of National Presto Industries, Inc. to the highest bidder.

     The purpose of the Maximize Value Resolution is to give all National Presto Industries, Inc. shareholders the opportunity to send a message to the National Presto Industries, Inc. Board that they support the prompt sale of National Presto Industries, Inc. to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the National Presto Industries, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the National Presto Industries, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

     The prompt auction of National Presto Industries, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

     The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL FOR THE REASONS DESCRIBED BELOW.

This proposal to auction off the Company to the highest bidder is not, in your Board's judgment, in the best interest of National Presto Industries, Inc. and its stockholders.

The proponent owns 100 shares of stock, which she has held for two years. Her proposal appears to indicate a greater desire for a self-vindicating profit, rather than in the long term economic health of the Company. A suggested resolution, defeated by a 90% contrary vote last year, at least offered alternatives to an auction. That proposal included other routes for disposition of the Company including negotiated sale, merger, or restructuring, indicating some continuing interest in the well-being of those shareholders who might not prefer immediate disposition of their stock.

The Board's basis for urging the rejection of Ms. Miller's resolution is presented below.

Most importantly, your Board believes it can only function effectively when strategic planning is conducted confidentially. Should it become apparent to the Board in the future that disposition of the Company's assets through sale or merger would be a wise course of action, exploration could proceed without disturbing ongoing valuable relationships. In this way, plans can be developed discreetly, without the fear of adverse publicity or disruptions of the public market for the Company's stock. The Board intends to continue its practice of diligently evaluating and pursuing alternatives to enhance stockholder value.

Your Board believes adoption of the proposal could seriously prejudice the financial interest of stockholders. Illustratively, publicity surrounding approval of the proposal could severely damage long term relationships with the Company's principal customers, and create competitive disadvantages for the Company in the marketplace. Key customers might become concerned about the continuity of supply of products, which could provide an open invitation for competitors to step in and take away existing business. Approval of the proposal could generate negative reactions from both suppliers and employees. In today's highly mobile labor market, worries about the future stability of an organization can trigger unrest, and lead to loss of key employees. Realization of one or a combination of these factors could result in severe economic consequences.

The Company's operating performance is generally superior to others in its industry.

In recent years, the durable housewares industry has suffered difficult business conditions, largely resulting from ever increasing concentration of power in a handful of dominant retailers. Such dominance has enabled these retailers to withstand price increases attributable even to inflation, demand added distribution services without compensation, dictate product design, insist upon random promotions, etc.

This condition is well recognized and has been widely commented upon in relationship to the (a) purchase by Sunbeam of Coleman, First Alert and Signature Brands, all large volume but loss generating companies, and the subsequent revelation that Sunbeam was not profitable, but to the contrary was suffering huge losses, (b) reported declines in both 1997 and 1998 calendar year fourth quarter earnings by West Bend, owned by Premark International, and (c) a 38% comparative decrease in 1998 earnings by Windmere Durable Holdings, Inc., the recent acquirer of Black & Decker's small appliance business segment.

Your Board of Directors is not satisfied with the results achieved to date. Efforts are ongoing to achieve greater improvement in future bottom line results. Nevertheless, as can be seen from the table on the following page, your Company's operating earnings, net earnings, gross margins and stock market performance continue to be superior to most in its industry.

Nor can the Company's unparalleled dividend record be ignored. With payment of the March, 1999, dividend, the Company will have paid dividends for 55 consecutive years and in each of the most recent 46 years the dividend rate either equaled or surpassed prior distributions.

National Presto Industries, Inc. is facing and reacting to the same challenges impacting its competitors. Your Board has formulated a general plan to meet those challenges and capitalize upon existing opportunities. That plan is of such significance as to merit it being featured on the cover, and in the opening paragraphs of the Letter to Shareholders, in the 1998 Annual Report. It promises attention will be directed toward identifying a business category or categories where employee skills and assets, monetary and other, can be profitably employed, while seeking externally generated inventions to supplement in-house creativity so as to augment the flow of new products.

When the Company's performance is compared with others in its industry, as fairness demands, even in the area of stock market performance (see table, following page), it becomes apparent that its market price does not reflect management inadequacies, where an appropriate cure might be an "auction-like" sale of the Company as proposed.

FOR THE REASONS STATED ABOVE, THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER PROPOSAL.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "AGAINST" THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

            1998 COMPARATIVE PERFORMANCE - SMALL APPLIANCE INDUSTRY(a)

                                                          Net Earnings                          1998 Stock Prices
                    Gross Margins  Operating Earnings --------------------   Dividend   --------------------------------
                   as a % of Sales  as a % of Sales   $(000)    % of Sales   Per Share   High     Low   Final  % Change(f)
                   ---------------  ---------------   ------    ----------  ----------  -----     ---   -----  ---------
National Presto        33.8%          17.1%       $   19,733      18.4%      $ 2.00     43 1/2  36 1/16  42 5/8     7.7%
Sunbeam(b)              8.9%         -19.6%         (544,570)    -32.8%        0.03     53       4 5/8    6 7/8   -83.7%
Toastmaster(b),(c)     16.1%           1.3%           (1,184)     -0.8%        0.08      7 3/4   4        7        67.1%
Windmmere(e)           28.0%           2.1%           28,751       6.1%         -       37 3/8   4 1/16   7 3/4    -65.7%
Rival(b)               24.5%           5.0%            1,647       0.5%        0.28     18       6 5/8   13 7/16    2.4%
Salton(d),(e)          39.8%          13.2%           32,910       8.6%         -       25 3/4    8      25 5/8   184.7%

(a) The NACCO Housewares Group, which includes its Hamilton Beach/Proctor Silex subsidiary, has not been included in the table due to the relatively small impact that Group has on total sales and earnings, even though this Group reported 1998 net earnings of 2.8% as a percentage of sales. Similarly, information on Premark International, the parent of West Bend, has not been included, despite the fact that West Bend's earnings have been identified as being a drag on the performance of Premark.
(b) Nine months ended September 30, 1998 plus Fourth Quarter of 1997.
(c) The high and final stock price for 1998 reflects an acquisition premium where the purchaser (Salton) apparently believes it can supply superior management so as to earn a positive return, an objective which eluded prior management.
(d) Twelve months ended December 31, 1998 - Fiscal year is June 30.
(e) Admittedly, Salton has demonstrated unusual earnings. Such performance can be traced to its current blockbuster product, the George Foreman Grill. Observers of the small appliance industry are aware of the short cycle for new products. If history is prologue, National Presto is more likely to be the author of future blockbusters than any of its competitors.
(f) Represents the percentage change from the prior year.

STOCKHOLDER PROPOSAL NO. 2


Management has been advised that Mr. William Steiner, 4 Radcliff Drive, Great Neck, NY 11024, owner of 1,200 shares of the Company's common stock, intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present or in person by proxy entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

               ELIMINATE CLASSIFIED BOARD OF DIRECTORS RESOLUTION

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     A classified board might also be seen as an impediment to a potential takeover of the company's stock at a premium price. With the inability to replace a majority of the board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

     I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all imcumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.


BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL FOR THE REASONS DESCRIBED BELOW.

Your Company continues to believe it is important to maintain a classified Board of Directors and to do so is in the best interests of its shareholders.

The Articles of Incorporation and the Bylaws of the Company provide for six directors, divided into three classes of two members each. At each annual meeting, two directors are elected for three-year terms. This staggered election of directors is a common, and very sensible technique, which has been adopted by shareholders of many major corporations. The stockholders of National Presto adopted these methods in 1976 by a vote of 89% of the shareholders. Laws of many states specifically permit a classified board, including the State of Wisconsin. Rules of the New York Stock Exchange likewise contemplate this practice. Certainly thoughtful and responsible shareholders can concentrate upon background data and determine their preference for a given directorship more readily if they need study only two potential candidates at election time, rather than a full slate.

A classified board promotes policy continuity and leadership stability by assuring that experienced and knowledgeable personnel occupy seats at all times. Such a Board, by design, avoids precipitous and imprudent changes which can easily occur when lessons learned in the past, as supplied by veteran directors, are not brought to bear. Stockholders of National Presto Industries, Inc. can take comfort from the benefits inherent in the staggered Board, as can customers, suppliers, employees, and the communities in which the Company's facilities are located. As a result of the difficulties facing the small appliance industry today, including the pitfalls and adverse results experienced by others, stability, continuity, and knowledge of the industry by the Board of Directors have become increasingly important. If ever there was a time for a company engaged in the small appliance business to enjoy the umbrella of a classified board, that time is now.

Some readers of Mr. Steiner's proposal might contend that he has a basic objective in mind, and that he is prepared to advance that objective, at almost any cost. Simply stated (by those who so contend), it appears he desires to lay the groundwork for a "hostile" takeover of the Company, whereby a corporate raider can propose its complete slate of directors to replace incumbents. While hostile takeovers were common in the 1980s, their significance and number have largely declined in the current relatively enlightened era of acquisitions and mergers. Today, business combinations primarily result from civilly conducted negotiations, between managements, with incumbent boards of directors in the background. Certainly, it would be inadvisable to sacrifice an efficient existing method of corporate governance to accommodate Mr. Steiner's unrealistic aims.

It is not possible to overstate the importance to a director of prior experience with a given company, when evaluating performance in that role. Most people who have served as directors will admit very candidly that it required at least two years of service before sufficient grasp of the company's culture enabled them to make meaningful contributions. Indoctrination classes are provided for new employees, calling for performance of a single task in departments such as administration, accounting, sales, engineering, etc. Imagine the complexities facing a new director who must understand the workings of an entire company, involving a mosaic of all these functions in an industry that is totally foreign to any personal previous exposure. If all incoming directors are thus handicapped, chaos can be expected to result. Perhaps the erratic fiscal behavior of companies captured in hostile takeovers can be explained by the fact that their planning was under directors without previous experience in the specific business involved. New directors entering a classified board are provided the time needed to understand their fresh environment, and enjoy the benefit of guidance and tutelage from veteran board members.

The proponent would have stockholders believe that directors elected for three-year terms are less accountable than those elected on an annual basis. If anything, the reverse is true. A director elected for a three-year term knows he will be held responsible for all of the results of a given decision, and can be expected to behave rationally. On the other hand, a short-term director might well approach issues on the theory that his successor can cleanup any potentially nasty aftermath of decisions which addressed only immediate considerations.

FOR THE REASONS SET FORTH ABOVE, THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THIS STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE PROPOSAL.

THE PROXY SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "AGAINST" THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

STOCKHOLDER PROPOSAL NO. 3

Management has been advised that Ms. Joyce A. Sample, 224 N. Duke Street, Lancaster, PA 17602, owner of 100 shares of the Company's common stock, intends to present the following proposal at the Annual Meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of a majority of the votes present or in person by proxy entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE FOLLOWING PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

                             SHAREHOLDER RESOLUTION

     WHEREAS, a majority of the directors of National Presto Industries, Inc. (the "Company") are officers of the Company or receive income directly or indirectly from the Company other than for their service as directors;

     WHEREAS, the Company's shareholders may believe that the lack of independent directors has resulted, and will continue to result, in corporate decision-making that is not in the best interests of the Company's owners; and

     WHEREAS, the Company's shareholders should seek to protect their investment by ensuring that the Company is governed primarily by independent outside directors;

     NOW THEREFORE, BE IT RESOLVED, that the Company's shareholders hereby amend
Article III of the Company's bylaws to add the following Section 3.13. The amendment will become effective one year following approval of a majority of the outstanding shares voting in person or by proxy at the annual shareholder meeting.

         Section 3.13. The board of directors of the corporation shall at all times contain a majority of independent directors. For purposes of this Section 3.13, "independent director" means a director who is not an officer or employee of the corporation and who otherwise does not derive income from the corporation, either directly or indirectly, other than as compensation for his/her services as a director. Notwithstanding any other provision of these bylaws, this Section 3.13 may not be altered, amended or repealed, except by the holders of a majority of the outstanding shares of the Company's common stock.

                              SUPPORTING STATEMENT

     While the Company's products are a national institution, the five year total return shown by the stock from 1993 through 1997 is negative. I believe the root of the problem is a lack of focus on shareholder value by the Company's directors, a majority of whom are officers of the Company or otherwise receive income indirectly from the Company.

     I believe that independent outside directors, who receive no compensation from a corporation other than for their service as directors, are better able to promote shareholder value, because they do not have personal or professional ties to the Company that may cloud their judgment or prevent them from acting in the stockholders' best interests.

To ensure that you, the shareholder, receive independent and objective oversight for your Company, I urge you to support the above proposal by voting "FOR" on your proxy card.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL

THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL FOR THE REASONS DESCRIBED BELOW.

This proposal, in your Board's judgement, is not in the best interests of the Company or its stockholders.

The proponent owns 100 shares of National Presto Industries, Inc. stock, which she has owned since November 1996. Last year, this same stockholder submitted a proposal to sell and/or merge the Company, which was overwhelmingly defeated by a 90% vote. In that proposal, she contrasted Presto's performance to that of Sunbeam, in terms most unflattering to your Company. Just where would Presto's stock be priced today had its affairs been conducted in the fashion which caused Sunbeam's stock to plunge 91% in 1998?

In effect, the proponent maintains in her supporting statement that the Company's stock performance would have been better with a majority of independent outside directors. This argument fails to recognize that small appliance industry stocks have suffered because of the difficulties facing the industry, rather than the so-called lack of independence of directors. As noted earlier in this proxy statement (see pages 13-15), National Presto outperformed, in all major respects, the majority of its competitors. The proponent offers no factual justification in support of her position for the simple reason that there is none. Apparently, she has engaged in pure conjecture and surmise. Her reasoning is remindful of the Roman emperor who executed the messenger carrying bad news, based upon his dislike of that news. It is significant that she is unable to point to specific failure of judgment by a so-called inside director, or to brilliant recommendations, perhaps rejected, from independent outside directors.

An inference is made that those directors who are officers of the Company are not focused on shareholder value. As a measure of comparative interest in the Company's destiny and well-being, it is interesting to observe that as of March 1, 1999, those directors, in aggregate, owned or controlled 2,132,204 shares, constituting 29% of total shares outstanding, with the vast bulk of these shares having been held long term. Is it not apparent that the proponent's suggestion that these directors are not focused on shareholder value is misplaced and is belied by the facts? Just where will anyone find substitute directors with a greater incentive to accelerate share value than these officers/directors?

National Presto's Board of Directors has functioned extraordinarily well over the years. The Company has been able to combine the talents and diverse backgrounds of outside directors with that of its most senior officers. A consistent objective has been to select as potential board members for shareholder approval, individuals who are eminently qualified, and can provide substantial and practical guidance. This stockholder proposal could result in frustrating such efforts in the future, is unduly restrictive, and wholly inappropriate.

Historically, the Company has been served well by using a balanced mix of inside and outside directors, with at least one of them not totally independent of the Company. Business relationships with the Company are fully disclosed, in accordance with established requirements of the Securities and Exchange Commission. These relationships may enhance a director's knowledge about the Company and be of assistance in executing responsibilities. As noted elsewhere in this proxy (see page 8, Compensation Committee Interlocks and Insider Participation), the Company does conduct business transactions with one of its current outside directors, but those activities are not material to either the Company or the individual, and in the Board's opinion, those activities do not affect the independence of that Board member.

The Company also disagrees with the proponent's definition of "independent director." For example, under the proponent's definition, any outside director who receives dividends flowing from ownership of Company stock, and thus receives "income" from the corporation, would not be considered independent. Ability to fulfill fiduciary obligations to represent and safeguard the best interests of the stockholders as a whole could be impaired if the composition of the Board consisted primarily of "independent directors," as defined by the proponent. Stockholders ultimately decide on the composition of the Board. Should a stockholder feel that a particular nominee is not qualified to serve by reason of lack of independence, he or she may express that view via the ballot box, not by a misplaced blanket prohibition. The stockholder proposal, if implemented, would merely limit the freedom of choice presently enjoyed by the Company's stockholders.

FOR THE REASONS SET FORTH ABOVE, THE COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THIS STOCKHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THE PROPOSAL.

THE PROXY SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "AGAINST" THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Grant Thornton LLP, Certified Public Accountants, were the independent accountants for the Company during the year ended December 31, 1998, and have been selected by the Audit Committee to be independent accountants for the Company during the fiscal year ending December 31, 1999. The Audit Committee meets with representatives of Grant Thornton LLP to review their comments and plans for future audits. It is not anticipated that any representative of such auditing firm will be present at the Annual Meeting of Stockholders.

                                  OTHER MATTERS

     The cost of preparing, assembling and mailing this proxy statement, the notice and form of proxy will be borne by the Company. The management has made no arrangement to solicit proxies for the meeting other than by use of mail, except that some solicitation may be made by telephone, facsimile, or personal calls by officers or regular employees of the Company. The Company will, upon request, reimburse brokers and other persons holding shares for the benefit of others in accordance with the rates approved by the New York Stock Exchange for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to give proxies.

     The Board of Directors knows of no other matters to be brought before this Annual Meeting. If other matters should come before the meeting, however, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

     NATIONAL PRESTO INDUSTRIES, INC., FORM 10-K ANNUAL REPORT, ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED, WITHOUT CHARGE, UPON WRITTEN REQUEST TO JAMES F. BARTL, SECRETARY, NATIONAL PRESTO INDUSTRIES, INC., 3925 NORTH HASTINGS WAY, EAU CLAIRE, WISCONSIN 54703. COPIES OF EXHIBITS TO FORM 10-K MAY BE OBTAINED UPON PAYMENT TO THE COMPANY OF THE REASONABLE EXPENSE INCURRED IN PROVIDING SUCH EXHIBITS.

                              SHAREHOLDER PROPOSALS

     Any proposal intended to be presented for action at the 2000 Annual Meeting of Stockholders of the Company (the "2000 Annual Meeting") by any stockholder of the Company must be received by the Secretary of the Company at 3925 North Hastings Way, Eau Claire, Wisconsin 54703, not later than December 3, 1999, in order for such proposal to be included in the Company's Proxy Statement and Proxy relating to the 2000 Annual Meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2000 Annual Meeting any stockholder proposal which does not meet all of the requirements for such inclusion at the time in effect.

     Pursuant to Rules 14a-4 and 14a-5(e) of the Securities and Exchange Commission, as amended, which govern the use by the Company of its discretionary voting authority with respect to certain shareholder proposals, should the Company receive notice after February 16, 2000, of any such stockholder proposal which will be circulated independent of the Company's proxy statement, the persons named in proxies solicited by the Board of Directors of the Company for its 2000 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

                                 BY ORDER OF THE BOARD OF DIRECTORS
                                 James F. Bartl, Secretary

                                     PRESTO(R)

                                    NOTICE OF
                                     ANNUAL
                                     MEETING
                                       AND
                                      PROXY
                                    STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 18, 1999



                           Please sign and return the
                          enclosed proxy card promptly.

                        NATIONAL PRESTO INDUSTRIES, INC.
                           EAU CLAIRE, WISCONSIN 54703


NATIONAL PRESTO INDUSTRIES, INC.                        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF THE DIRECTORS
           PROXY                          The undersigned hereby appoints Melvin S. Cohen and Maryjo Cohen, and each of them jointly
   Eau Claire, Wisconsin 54703            and severally as proxies, with the power to appoint substitutes, and hereby authorizes
    Telephone (715) 839-1119              them to represent and to vote as designated below, all the shares of common stock of
--------------------------------          National Presto Industries, Inc., held of record by the undersigned on March 10, 1999, at the Annual Meeting of Stockholders to be held on by May 18, 1999, and any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" BOTH NOMINEES.
1.  ELECTION OF DIRECTORS       FOR both nominees listed below                     WITHHOLD authority to vote
                                (except as marked to the contrary below [ ]        for both nominees listed below [ ]

                      James F. Bartl                                       Micheal J. O'Meara

      (INSTRUCTIONS:
      To vote against any individual nominee write that nominee's name in the space provided.)
                                                                                              ----------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 2,3, AND 4.

2.  Stockholder proposal #1 regarding the sale of the company.
                                                              [ ] For           [ ] Against     [ ] Abstain
3.  Stockholder proposal #2 regarding the declassification of the Board of Directors.
                                                              [ ] For           [ ] Against     [ ] Abstain
4.  Stockholder proposal #3 regarding outside directors.
                                                              [ ] For           [ ] Against     [ ] Abstain
                                                                                  (Continued, and to be signed, on the other side)






5.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED "FOR" BOTH NOMINEES SPECIFIED IN ITEM 1 AND "AGAINST" ITEMS 2,3, AND 4.
                                   ---                                         -------

                                                                Please sign exactly as name appears below.
                                                                ------------------------------------------
                                                                When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

                                                                        DATED                   ,1999
                                                                             -------------------

                                                                ------------------------------------------------------------------
                                                                Signature
----------------------------------------------
|PLEASE MARK, SIGN, DATE AND RETURN THE PROXY|                  ------------------------------------------------------------------
|CARD PROMPTLY USING THE ENCLOSED ENVELOPE   |                  Signature if held jointly
----------------------------------------------